Exhibit 10.2

                              FIRST AMENDMENT
                                     TO
                    SECURITY CAPITAL GROUP INCORPORATED
                        1996 OUTSIDE DIRECTORS PLAN

             (As Amended and Restated Effective March 25, 1998)

         WHEREAS, Security Capital Group Incorporated (the "Company") maintains the Security Capital Group Incorporated 1996 Outside Directors Plan, as amended and restated effective March 25, 1998 (the "Plan"); and

         WHEREAS, amendment of the Plan is now deemed desirable;

         NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the Company under Section 5 of the Plan, the Plan is hereby amended effective September 23, 1998 in the following particulars:

       1.     By substituting the following for paragraph 2.2(d) of the Plan:

       "(d) Each Option shall be fully exercisable on the date of grant; provided, that an Option awarded before September 23, 1998 shall become fully exercisable on the first anniversary of the date of grant unless the Director's Date of Termination occurs before such date by reason of death or Disability, in which case the Option shall immediately become fully exercisable."

       2.     By substituting the following for paragraph 2.2(e) of the Plan:

       "(e) An Option shall expire on the earlier of: (i) the ten-year anniversary of the date it is granted; or (ii) the three-year anniversary of the Director's Date of Termination for any reason; provided that an option awarded before September 23, 1998 shall expire on the earliest of (x) the ten-year anniversary of the date it is granted; (y) the three-month anniversary of the Director's Date of Termination for any reason other than death or Disability , or (z) the one-year anniversary of the Director's Date of Termination by reason of death or Disability."